UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: (Date of earliest event reported): December 6, 2007
ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-12691	22-2286646
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
2105 CityWest Blvd.
Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)
(281) 933-3339
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

               Item 3.02. Unregistered Sales of Equity Securities.
               On December 6, 2007, ION Geophysical Corporation, a Delaware corporation (the “Company”), completed the sale to Fletcher International, Ltd., a Bermuda company affiliated with private investment firm Fletcher Asset Management, Inc. (the “Purchaser”), of 5,000 shares of Series D-2 Cumulative Convertible Preferred Stock, par value $.01 per share (the “Series D-2 Preferred Stock”), a newly designated series of preferred stock. The sale was made pursuant to that certain Agreement dated February 15, 2005, as amended (the “Agreement”), between the Purchaser and the Company. Copies of the original Agreement and such amendment were filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 15, 2005 and May 10, 2005, respectively. Under the Agreement, the Purchaser acquired 30,000 shares of the Company’s Series D-1 Cumulative Convertible Preferred Stock in February 2005, which shares remain outstanding, and received the right to purchase up to an additional 40,000 shares of one or more additional series of preferred stock of the Company, until the right expires on February 16, 2008.
               The aggregate purchase price for the Series D-2 Preferred Stock was $5 million, and the net proceeds from the sale will be used for general corporate purposes, including working capital.
               The terms of the Series D-2 Preferred Stock are substantially the same as those regarding the Series D-1 Cumulative Convertible Preferred Stock previously issued to the Purchaser in 2005. The following description of the Series D-2 Preferred Stock is qualified in its entirety by reference to the Agreement and the Certificate of Rights and Preferences relating to the Series D-2 Preferred Stock (“Certificate”) filed as Exhibit 3.1 to this Current Report on Form 8-K.
               The Series D-2 Preferred Stock is initially convertible into 311,664 shares of the Company’s common stock at an initial conversion price of $16.0429 per share of common stock. The number of shares of common stock that may be acquired upon conversion and the conversion price per share are subject to adjustment in certain events. The conversion price of $16.0429 was calculated in accordance with a formula contained in the Agreement, and is equal to 122 percent of the average daily volume-weighted price of the Company’s common stock for (i) the trailing 40-business-day period that ended on November 19, 2007, (ii) the first three business days or (iii) the last three business days of the same trailing 40-business-day period, whichever price is lower. On December 5, 2007, the closing market price per share of the Company’s common stock on the New York Stock Exchange was $15.37.
               Under the Agreement, the Series D-2 Preferred Stock has a minimum annual dividend rate of 5.0% and a maximum annual dividend rate of LIBOR plus 2.5%. So long as any shares of Series D-2 Preferred Stock are outstanding, the Company may not pay any dividends in cash or property to holders of the Company’s common stock, and may not purchase or redeem for cash or property any common stock, unless there are no arrearages in dividends paid on the Series D-2 Preferred Stock and sufficient cash has been set aside to pay dividends on the Series D-2 Preferred Stock for the next four quarterly dividend periods. Dividends are payable quarterly in cash or common shares at the Company’s option. The Company has agreed to file a registration statement with the SEC to register resales of the shares of common stock issuable upon conversion of the Series D-2 Preferred Stock.
               The sale of the Series D-2 Preferred Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The sale was made without general solicitation or advertising. The Purchaser represented to the Company that it is an accredited investor and that the securities were being acquired by it for investment purposes only and without a view to the distribution thereof.
Item 3.03. Material Modification to Rights of Securities Holders.
               As described in Item 3.02 of this Current Report on Form 8-K, on December 6, 2007, the Company issued 5,000 shares of Series D-2 Preferred Stock, which shares affect the rights of holders of the Company’s common stock. The general effect of the issuance of the Series D-2 Preferred Stock upon the rights of the holders of common stock is more fully described in Item 3.02 above, which description is incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired.
     Not applicable.
(b)	Pro forma financial information.
     Not applicable.
(c)	Exhibits.

Exhibit Number	Description

3.1	Certificate of Designation of Series D-2 Cumulative Convertible Preferred Stock of ION Geophysical Corporation as filed with the Secretary of State of the State of Delaware.

99.1	Press Release of ION Geophysical Corporation dated December 6, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2007	ION GEOPHYSICAL CORPORATION
	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designation of Series D-2 Cumulative Convertible Preferred Stock of ION Geophysical Corporation as filed with the Secretary of State of the State of Delaware.

99.1	Press Release dated December 6, 2007.

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